Exhibits 8.1 and 23.2

January 29, 2009

American Honda Receivables Corp.

20800 Madrona Avenue

Torrance, CA  90503

Ladies and Gentlemen:

We have acted as special counsel to American Honda Finance Corp. (the "Company") in connection with the offering of approximately $1,300,000,000 Asset Backed Notes, Series 2009-1 (the “Notes”) issued by Honda Auto Receivables 2009-1 Owner Trust (the “Trust”) pursuant to a prospectus dated June 18, 2008, as supplemented by a prospectus supplement dated January 23, 2009 (the “Base Prospectus” and the “Prospectus Supplement,” respectively, and collectively, the “Prospectus”).

A registration statement on Form S-3 (the "Registration Statement"), Commission File No. 333-150095) relating to the proposed offering from time to time in one or more series (each, a "Series") by one or more trusts of Asset-Backed Notes (the "Notes") has been filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and was declared effective on May 27, 2008. As set forth in the Prospectus, the Notes will be issued pursuant to the Indenture dated as of January 1, 2009 (the “Indenture”), between the Trust and U.S. Bank National Association (“U.S. Bank” or the “Indenture Trustee”).

As such counsel, we have examined copies of the Prospectus and the Indenture, and originals or copies of such other corporate minutes, records, agreements and other instruments of the Company, certificates of public officials and other documents and have made such examinations of law, as we have deemed necessary to form the basis for the opinions hereinafter expressed. In our examination of such materials, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinions, we have relied, to the extent we deemed appropriate, upon representations, statements and certificates of officers and representatives of the Company and others.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not express any opinion herein concerning any law other than the federal laws of the United States of America, the laws of the State of New York and the franchise and income tax laws in effect in the State of California.

Based upon and subject to the foregoing, we are of the opinion that the statements contained under the caption “Material Income Tax Consequences,” to the extent they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects.

We hereby consent to the filing of this letter and to the references to this firm under the headings “Legal Opinions” and “Material Income Tax Consequences” in the Base Prospectus and the headings “Legal Opinions” and “Material Income Tax Consequences” in the Prospectus Supplement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Base Prospectus or the Prospectus Supplement.

Very truly yours,

/s/ McKee Nelson LLP

McKee Nelson LLP